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                           APPROVED BY:     Richard F. Bader, Chairman & CEO

                           CONTACTS:        Larry Weisgal
                                            Director, Investor Relations
                                            (650) 349-0800
                                            Morgen-Walke
                                            Alex Wellins, Jill Fatzinger
                                            (415) 296-7383
                                            Patricia Walsh
                                            (212) 850-5600



               RAYTEL MEDICAL CORPORATION ANNOUNCES RETIREMENT OF
                      PRESIDENT AND CHIEF OPERATING OFFICER


SAN MATEO, CA/August 20, 1999 --- Raytel Medical Corporation (Nasdaq:RTEL) announced today that its President and Chief Operating Officer, Allan Zinberg, has given notice of his intent to retire effective December 31, 1999. Over the next several months Mr. Bader will assume Mr. Zinberg's responsibilities.

Mr. Bader, Chairman and Chief Executive Officer, commented, "Raytel does not plan to fill the position at this time." Mr. Bader further stated, "Allan has provided invaluable management and leadership to the Company over the last twenty-five years. His departure will be genuinely felt, particularly on a personal level."

"It is very difficult to leave Raytel and the business that I have been associated with for most of my working career. But there comes a time when one's priorities begin to change, and I have decided it is time for my retirement," added Allan Zinberg. "I am leaving Raytel in strong and capable hands, and am confident in the future direction of the Company."

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Mr. Bader went on to say, "I am confident that our strong executive team will manage the transition smoothly. In addition, we will have the advantage of Allan's knowledge and experience on the Board after his retirement. I thank Allan for his years of service to the Company and wish him and his family well."

     Raytel (www.raytel.com), headquartered in San Mateo, California, is a leading provider of services and efficient dissemination of technical information to physicians and patients with cardiovascular disease. These services include remote cardiac monitoring and testing services utilizing transtelephonic technology and various Internet initiatives, as well as cardiovascular centers of excellence and ambulatory diagnostic cardiovascular facilities. The Internet initiatives include test results, patient records, medical books, physician office supplies, and information on pharmaceuticals, implantable devices, and other medical technology. The information Raytel supplies includes a combination of patient data, test results, and diagnostic quality imaging including ECGs and cardiac angiograms. Raytel has a database of more than 500 different pacemaker models, which it relies upon in the preparation of this information. Last year Raytel provided services to more than 200,000 patients throughout the United States. The cardiovascular centers integrate the diagnostic, therapeutic and patient management services associated with cardiovascular disease. In addition, the cardiovascular centers combine an acute care hospital with cardiologists, cardiac surgeons, and other physicians to provide high-quality, cost-effective cardiac disease management through a set of diagnostic and therapeutic protocols. Cardiovascular centers represent an innovative method of delivering a high level of patient care at a competitive price.


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